[JOHNSON CONTROLS LOGO]                                             NEWS RELEASE

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Johnson Controls, Inc., is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE:
JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.
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CONTACT:   Glen L. Ponczak                               RELEASE: April 16, 2002
           (414) 524-2375
           Denise M. Zutz
           (414) 524-3155

                   JOHNSON CONTROLS SECOND-QUARTER EPS UP 14%;

                            OUTLOOK FOR YEAR UPDATED

         MILWAUKEE, WISCONSIN, April 16, 2002 ... Johnson Controls, Inc. (JCI) today reported that diluted earnings per share reached a record $1.21 for the second quarter of fiscal 2002, up 14% from $1.06 for the prior year.

         Sales for the three months ended March 31, 2002, were $4.8 billion, 5% higher than the $4.6 billion for the prior year. Operating income for the current quarter increased 5% to $218.7 million compared with the prior year's $208.5 million. Net income, aided by a lower effective income tax rate, increased 16% to $114.8 million from $99.0 million for the second quarter of fiscal 2001.

         Income comparisons are with last year's results that have been adjusted to exclude the effects of goodwill amortization expense.

         Total debt to total capitalization decreased to 41% from 43% at December 31, 2001 as a result of strong free cash flow in the quarter.

Automotive Systems Group

(dollars in millions)
Three Months Ended
March 31,                               2002                     2001
                                        ----                     ----
                                                                         %
                                                                        ---
Sales                                $3,570.5               $3,372.5     6
Operating Income                       $158.0                 $152.7     3

       Automotive Systems Group sales increased 6% over the same period of 2001. North American sales of seating, interior systems and batteries were 7% higher than the prior year. Johnson Controls said that new interiors and battery business caused its revenues to exceed the 4% increase in domestic industry light vehicle production.

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
                                                         Johnson Controls, Inc.
                                                         April 16, 2002
                                                         Page 2

         Automotive sales in Europe were 6% higher reflecting the inclusion of an electronics business and a battery business which were acquired in October 2001. Excluding the electronics acquisition and the negative effect of currency, European seating and interiors systems sales were approximately level with the prior year, which compares favorably with an estimated 9% decline in European industry vehicle production.

         Johnson Controls sales in Asia, Japan and South America, which represent less than 10% of its automotive revenues worldwide, were substantially lower due to negative currency effects and reduced vehicle production levels.

         Operating income for the Automotive Systems Group increased from the prior year amount due to the higher domestic sales and worldwide operational efficiencies. These improvements were partially offset by lower results in Europe where it incurred higher startup and engineering costs.

Controls Group

(dollars in millions)
Three Months Ended
March 31,                           2002                         2001
                                    ----                         ----
                                                                         %
                                                                        ---
Sales                           $1,240.0                    $1,229.1     1
Operating Income                   $60.7                       $55.8     9

         Controls Group sales to the nonresidential buildings market increased slightly over the 2001 period. North American sales were 4% higher reflecting increased service and integrated facility management volume. While revenues associated with control system installation contracts were comparable with the prior year, increases are anticipated during the balance of the year.

         Sales outside North America decreased 4%, reflecting the deconsolidation of a joint venture in Japan and the negative effect of currency. These factors more than offset the inclusion of a European systems and services company acquired in the third quarter of fiscal 2001.

         Controls Group operating income increased 9% over the 2001 period, with higher results due to the volume increases and productivity improvements.

First-Half Results and Full-Year Outlook

         Year-to-date, Johnson Controls sales were $9.6 billion or 6% above the same period of 2001. Net income for the first six months of fiscal 2002 increased 8% to $235 million ($2.48 per diluted share,) up from $217 million ($2.33 per diluted share.)


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
                                                          Johnson Controls, Inc.
                                                          April 16, 2002
                                                          Page 3

         According to Chairman and Chief Executive Officer James H. Keyes, higher than expected domestic demand for cars and light trucks has enabled the company to improve the outlook for its Automotive Systems Group. Its full-year automotive sales are anticipated to exceed the prior year by approximately 6% compared with the company's October 2001 forecast for 5% growth. The improvement from last fall's estimate is based on the following assumptions for industry light vehicle production: North America increases to 15.7 million units from
15.1 million previously forecast; Europe declines to 15.3 million from 15.6 million; and South America and Japan production declines versus the previous forecast for relatively stable levels. The company also said that it now anticipates the automotive operating margin to be approximately level with the prior year whereas lower margins were expected six months ago. The improvement in margin is primarily due to the stronger than anticipated North American production environment and effective quality and cost initiatives.

         Johnson Controls said that, based on the year-to-date sales increase of 5%, it anticipates that for the full year of fiscal 2002, the Controls Group will achieve sales growth of 6-10%, slightly lower than the 8-12% anticipated earlier. Mr. Keyes emphasized that demand remains strong with the backlog of uncompleted systems installation contracts 18% above the prior year level. He added that the Controls Group continues to expect modest margin improvement for the year.

         Mr. Keyes said, "In summary, even before adding the benefit of the lower tax rate, we anticipate that Johnson Controls will be able to achieve another record year."

         Following is a summary of supplementary full-year financial estimates for 2002:


                                                      (dollars in millions)

                                                  FY2001           FY2002
                                                  Actual           Estimates
                                                  ------           ---------
Capital expenditures                              $621             $575-600
Depreciation                                      $434             $490-510
Amortization of intangibles                       $13*             $20
Total debt to total capitalization                38%              +/- 38%
Interest expense,                                 $110             $115-120
  net of interest income

Effective income tax rate                         36.6%*           34.8%

Minority interests in net earnings                $53              $60-70
  of subsidiaries


*Adjusted to exclude the effects of goodwill amortization


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
                                                          Johnson Controls, Inc.
                                                          April 16, 2002
                                                          Page 4


Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for fiscal 2001 totaled $18.4 billion.

                                    * * * * *

       The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, including industry vehicle production levels, US dollar exchange rates and those discussed in the company's Form 8-K (dated November 9, 2001), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.














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
                                                                News Release
                                                                April 16,2002
                                                                Page 5



                    CONSOLIDATED STATEMENT OF INCOME
             (in millions, except per share data; unaudited)


                                                               Three Months Ended March 31,            Six Months Ended March 31,
                                                            ---------------------------------     ----------------------------------
                                                                         Adjusted                              Adjusted
                                                                2002       2001*       2001          2002        2001*       2001
                                                            ---------   ---------   ---------     ---------   ---------   ----------
    Net sales                                               $ 4,810.5   $ 4,601.6   $ 4,601.6     $ 9,628.2   $ 9,056.0   $ 9,056.0
    Cost of sales                                             4,166.4     3,980.4     3,980.4       8,307.8     7,794.8     7,794.8
                                                            ---------   ---------   ---------     ---------   ---------   ---------
       Gross profit                                             644.1       621.2       621.2       1,320.4     1,261.2     1,261.2

    Selling, general and administrative expenses                425.4       412.7       430.6         863.2       826.0       861.4
                                                            ---------   ---------   ---------     ---------   ---------   ---------
       Operating income                                         218.7       208.5       190.6         457.2       435.2       399.8

    Interest income                                               2.8         4.5         4.5           6.0        10.4        10.4
    Interest expense                                            (30.0)      (34.6)      (34.6)        (62.1)      (67.9)      (67.9)
    Equity income                                                10.3         2.3         2.3          14.4         9.8         9.8
    Miscellaneous - net                                         (11.8)       (3.9)       (3.9)        (15.2)       (6.8)       (6.8)
                                                            ---------   ---------   ---------     ---------   ---------   ---------
       Other income (expense)                                   (28.7)      (31.7)      (31.7)        (56.9)      (54.5)      (54.5)
                                                            ---------   ---------   ---------     ---------   ---------   ---------

    Income before income taxes and minority interests           190.0       176.8       158.9         400.3       380.7       345.3

    Provision for income taxes                                   63.8        63.5        61.6         139.3       137.4       133.7
    Minority interests in net earnings of subsidiaries           11.4        14.3        14.3          26.3        26.1        26.1
                                                            ---------   ---------   ---------     ---------   ---------   ---------

    Net income                                              $   114.8   $    99.0   $    83.0     $   234.7   $   217.2   $   185.5
                                                            =========   =========   =========     =========   =========   =========

    Earnings available for common shareholders              $   112.9   $    96.9   $    80.9     $   230.7   $   212.6   $   180.9
                                                            =========   =========   =========     =========   =========   =========

    Earnings per share
       Basic                                                $    1.27   $    1.12   $    0.94     $    2.62   $    2.47   $    2.10
                                                            =========   =========   =========     =========   =========   =========
       Diluted                                              $    1.21   $    1.06   $    0.89     $    2.48   $    2.33   $    1.99
                                                            =========   =========   =========     =========   =========   =========


* The adjusted information for the three and six months ended March 31, 2001 is presented as if FAS 142 (see Note 1) had been adopted October 1, 2000. Results have been adjusted to exclude goodwill amortization expense ($17.9 million and $35.4 million in the three and six months ended March 31, 2001, respectively) and the related income tax effect.



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
                                                                   News Release
                                                                   April 16,2002
                                                                   Page 6


                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (in millions)


                                                         March 31,      September 30,        March 31,
                                                          2002              2001               2001
                                                      ------------      -------------      -------------
                                                      (unaudited)                          (unaudited)
ASSETS
Cash and cash equivalents                             $     216.1        $    374.6        $    272.7
Accounts receivable - net                                 2,782.6           2,673.4           2,456.7
Costs and earnings in excess of billings on
  uncompleted contracts                                     332.3             254.9             265.1
Inventories                                                 634.5             577.6             569.8
Other current assets                                        633.9             663.5             748.6
                                                      -----------        ----------        ----------
     Current assets                                       4,599.4           4,544.0           4,312.9

Property, plant and equipment - net                       2,407.2           2,379.8           2,366.2
Goodwill - net                                            2,518.7           2,247.3           2,134.0
Other intangible assets - net                               243.3             135.4             119.1
Investments in partially-owned affiliates                   324.9             300.5             256.8
Other noncurrent assets                                     298.5             304.5             401.0
                                                      -----------        ----------        ----------
     Total assets                                     $  10,392.0        $  9,911.5        $  9,590.0
                                                      ===========        ==========        ==========


LIABILITIES AND EQUITY
Short-term debt                                       $     202.6        $    379.9        $    321.6
Current portion of long-term debt                            47.1              45.3              40.5
Accounts payable                                          2,491.2           2,437.3           2,265.2
Accrued compensation and benefits                           412.0             436.3             405.5
Accrued income taxes                                        107.6             137.8             132.4
Billings in excess of costs and earnings
  on uncompleted contracts                                  197.8             163.0             182.7
Other current liabilities                                   972.8             980.1           1,005.8
                                                      -----------        ----------        ----------
     Current liabilities                                  4,431.1           4,579.7           4,353.7

Long-term debt                                            1,908.7           1,394.8           1,464.9
Postretirement health and other benefits                    164.7             162.5             162.3
Minority interests in equity of subsidiaries                201.6             207.3             263.3
Other noncurrent liabilities                                551.6             581.8             624.8
Shareholders' equity                                      3,134.3           2,985.4           2,721.0
                                                      -----------        ----------        ----------
     Total liabilities and equity                     $  10,392.0        $  9,911.5        $  9,590.0
                                                      ===========        ==========        ==========


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
                                                                  News Release
                                                                  April 16, 2002
                                                                  Page 7


                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in millions; unaudited)

                                                                                          Three Months              Six Months
                                                                                         Ended March 31,         Ended March 31,
                                                                                      --------------------    --------------------
                                                                                        2002         2001       2002         2001
                                                                                      --------    --------    --------    --------
OPERATING ACTIVITIES
Net income                                                                            $  114.8    $   83.0    $  234.7    $  185.5

Adjustments to reconcile net income to cash provided by operating activities
      Depreciation                                                                       121.4       109.7       241.3       211.8
      Amortization of intangibles                                                          5.0        20.8         9.7        41.1
      Equity in earnings of partially-owned affiliates, net of dividends received        (10.3)        2.4       (13.4)       (4.7)
      Minority interests in net earnings of subsidiaries                                  11.4        14.3        26.3        26.1
      Deferred income taxes                                                               14.8        16.9        25.1        20.2
      Other                                                                               (0.9)      (14.0)       (5.7)      (13.4)
      Changes in working capital, excluding acquisition of businesses
         Receivables                                                                    (152.2)     (194.4)      (78.8)     (136.8)
         Inventories                                                                       3.0        11.2        15.1         1.4
         Other current assets                                                             (7.5)       30.9        25.4       107.0
         Accounts payable and accrued liabilities                                         97.8       197.9      (161.1)      (34.7)
         Accrued income taxes                                                            (15.4)      (60.2)      (32.0)      (13.4)
         Billings in excess of costs and earnings on uncompleted contracts                34.0         4.7        36.8        15.4
                                                                                      --------    --------    --------    --------
           Cash provided by operating activities                                         215.9       223.2       323.4       405.5
                                                                                      --------    --------    --------    --------

INVESTING ACTIVITIES
Capital expenditures                                                                    (133.5)     (142.5)     (227.5)     (281.1)
Sale of property, plant and equipment                                                     18.5         8.1        26.5        13.4
Acquisition of businesses, net of cash acquired                                           11.2        (3.0)     (580.8)      (63.3)
Changes in long-term investments - net                                                    (8.2)      (25.7)      (17.5)      (58.1)
                                                                                      --------    --------    --------    --------
           Cash used by investing activities                                            (112.0)     (163.1)     (799.3)     (389.1)
                                                                                      --------    --------    --------    --------

FINANCING ACTIVITIES
Decrease in short-term debt - net                                                       (133.1)     (335.4)     (181.1)     (155.5)
Increase in long-term debt                                                                 5.2       231.9       605.7       236.5
Repayment of long-term debt                                                               (6.1)       (3.3)      (49.8)      (68.6)
Payment of cash dividends                                                                (31.4)      (29.0)      (62.7)      (58.2)
Other                                                                                     16.6        (6.8)        5.3        26.5
                                                                                      --------    --------    --------    --------
           Cash (used) provided by financing activities                                 (148.8)     (142.6)      317.4       (19.3)
                                                                                      --------    --------    --------    --------

DECREASE IN CASH AND CASH EQUIVALENTS                                                 $  (44.9)   $  (82.5)   $ (158.5)   $   (2.9)
                                                                                      ========    ========    ========    ========




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
                                                                  News Release
                                                                  April 16,2002
                                                                  Page 8

                                   FOOTNOTES


1. The Company adopted Statement of Financial Accounting Standards (FAS) No. 142 "Goodwill and Other Intangible Assets", effective October 1, 2001. Under FAS 142 goodwill will no longer be amortized; however, it must be tested for impairment at least annually. Amortization will continue to be recorded for other intangible assets with determinable lives. The Company's financial statements include comparative adjusted information which assumes FAS 142 had been adopted October 1, 2000.


2. Effective October 1, 2001, the Company completed the acquisition of the automotive electronics business of France-based Sagem SA and the German automotive battery manufacturer Hoppecke Automotive GmbH & Co. KG. Both acquisitions were accounted for as purchases. The acquisitions, with an initial combined purchase price of approximately $575 million, were financed with long-term debt. Independent appraisals and other studies necessary to allocate purchase price to the acquired net assets are in progress. Pending completion of the appraisals and studies, the excess of purchase price over the estimated fair value of the acquired net assets has been reported as goodwill.


3. Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.8 million and $0.9 million for the three months ended March 31, 2002 and 2001, respectively, and $1.5 million and $1.8 million for the six months ended March 31, 2002 and 2001, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.


                                                             Three Months                           Six Months
   (in millions)                                            Ended March 31,                      Ended March 31,
                                                ------------------------------------    -----------------------------------
                                                      2002               2001                2002               2001
                                                -----------------  -----------------    ----------------  -----------------
   Weighted Average Shares
   -----------------------
   Basic                                              88.4               86.5                 88.0              86.3
   Diluted                                            94.4               92.8                 93.9              92.4

   Outstanding at period end                                                                  88.6              86.9




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